Exhibit 10.1

Confidential

SHAREHOLDER UNDERTAKING

relating to

the Business Combination of

Next.e.GO Mobile SE, Aachen, Germany with Athena Consumer Acquisition Corporation

Shareholder Undertaking relating to the Business Combination of Next.e.GO Mobile SE, Aachen, Germany with Athena Consumer Acquisition Corporation

(the “Agreement”)

by and between

(1)	Next.e.GO Mobile SE, a European Company (Societas Europaea) existing under the laws of the European Union and the Federal Republic of Germany with registered seat in Aachen, Germany registered with the Commercial Register of the Local Court of Aachen under HRB 24014, with business address at Lilienthalstraße 1, 52068 Aachen, Germany,

– hereinafter referred to as the “Company” –

(2)	the shareholders identified as such in Exhibit B,

– each hereinafter referred to as a “Shareholder” and together the “Shareholders” –

and

(3)	Athena Consumer Acquisition Corp., a Delaware corporation, with business address at 442 5th Avenue, New York, New York 10018, United States of America,

– hereinafter referred to as “Athena” –

The Company, the Shareholders and Athena, together with any transferee permitted pursuant to this Agreement, are hereinafter collectively referred to as the “Parties” and each individually as a “Party”.

TABLE OF EXHIBITS

Exhibit A	Business Combination Agreement
Exhibit B	Shareholders
Exhibit C	Convertible Loan Lenders
Exhibit D	Form of Power of Attorney (German)
Exhibit E	Form of Power of Attorney (Dutch)

Preamble

(A)	The Shareholders, all of whom are listed in Exhibit B, are the sole shareholders of the Company as of the date of this Agreement.

(B)	The Company intends to enter into a series of transactions (the “Business Combination”) with, among other entities, Athena, an entity which is listed on the New York Stock Exchange (the “NYSE”), for purposes of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination as further described under recital (G) below.

(C)	Concurrently with the execution of this Agreement, the Company will enter into a business combination agreement with Athena and several other entities substantially in the form as attached hereto as Exhibit A (the “BCA”) setting forth the terms of the Business Combination.

(D)	The Company, as borrower, entered into convertible loan agreements in the total principal amount of EUR 39,085,000 between the Company and the lenders set out in Exhibit C (the lenders collectively referred to as, the “Convertible Loan Lenders” and the agreements together, the “Convertible Loan Agreements”).

(E)	Pursuant to certain undertakings entered into by the Convertible Loan Lenders with the Company on or prior to the date hereof, the Convertible Loan Lenders have agreed and undertaken, after signing of the BCA and at or prior closing of the Business Combination, to convert the entire loan amount granted to the Company under the Convertible Loan Agreements (plus accrued interest) either (i) into new common shares in the Company and participate in the Share Exchange (as defined below) or (ii) into new common shares in TopCo, in the nominal amount of EUR 0.12 per share, by way of an issuance of TopCo Shares (as defined below) against contribution in kind of all the claims arising from the Convertible Loan Agreements (the “Conversion”).

(F)	The Company has entered into a Company Shareholder Agreement (as such term is defined in the BCA) with the Shareholders. The Company Shareholder Agreement provides for certain transfer restrictions. Each of the Shareholders agrees that it will not exercise any of such transfer restrictions. Such transfer restrictions also shall not continue to apply with regards to the TopCo Shares (as defined below) following the consummation of the Transactions (as defined below) and the TopCo Shares are not subject to any such transfer restrictions. This paragraph, for the avoidance of doubt, other than as set forth herein, does not limit the rights arising from the Company Shareholder Agreement regarding the internal relationship between the parties of the Company Shareholder Agreement.

(G)	Pursuant to the BCA, the Business Combination will, subject to the terms and conditions thereof (including any amendments, supplements or other modifications thereto in accordance with its terms) and among other transactions contemplated thereby, be implemented substantially as follows:

(i)	each of the Shareholders will agree not to sell and/or transfer to any third party any of their respective shares held in the Company (“Company Shares”) and will contribute their Company Shares to a newly incorporated Dutch corporation in the legal form of a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid), which will as a subsequent step in the implementation of the Business Combination be converted into a Dutch public limited liability company (naamloze vennootschap) (“TopCo”), in exchange for ordinary shares in TopCo (“TopCo Shares”) (the “Share Exchange”);

(ii)	Athena will merge with a newly formed and wholly owned subsidiary of TopCo, incorporated as a Delaware corporation, (“Merger Sub”) with Athena as the surviving company in the merger (the “Surviving Company”) and, after giving effect to the merger: (i) the Surviving Company will be a wholly owned subsidiary of TopCo, and (ii) each issued and outstanding share will be automatically cancelled and extinguished and converted into one share of common stock, par value $0.0001 per share, of the Surviving Company (“Surviving Company Common Stock”), and, immediately thereafter, (iii) each of the resulting shares of Surviving Company Common Stock will be automatically exchanged, through an exchange agent, for one TopCo Share (the Conversion and the Business Combination including the aforementioned transactions under clauses (i) and (ii) and the other transactions contemplated by the BCA, all as further described in detail in the BCA, collectively the “Transactions”);

(iii)	after giving effect to the Business Combination, the warrants in Athena held by the holders thereof will no longer be exercisable for shares in Athena but instead will be exercisable (subject to the terms and conditions of such agreement, as amended) for TopCo Shares; and

(iv) on or about the “Closing Date” (as such term is defined in the BCA), the TopCo Shares will be listed on the NYSE. The pre-money market capitalization of the Company, on the basis of which the Transaction is to be consummated, is USD 800 million, which includes a 30 million share performance-based earn-out, subject to, and upon the satisfaction of certain terms and conditions (the “Company Equity Value“).

(H)	It is in the Shareholders’ interest that the Transactions, including for the avoidance of doubt the Conversion, are implemented substantially as described above and in the BCA.

(I)	In order to facilitate the implementation of the Transactions, substantially all of the Shareholders and Convertible Loan Lenders agree to duly execute and deliver promptly following signing of this Agreement (i) powers of attorney to Mr. Eelco Van Der Leij, substantially in the form attached hereto as Exhibit C and (ii) powers of attorney to NautaDutilh N.V., substantially in the form attached hereto as Exhibit D, permitting the respective authorized person (a) to execute and deliver any documents, agreements, approvals and or consent to which such Shareholder is a party to in connection with the Transaction (including, but not limited to, the Dutch Deeds of Issue or the German Share Transfer Deed, each such term as defined in the BCA), (b) to take all necessary or desirable actions on behalf of such Shareholder in connection with the transactions contemplated under and as set forth in the BCA and the Transaction Documents (as such term is defined in the BCA) to the extent applicable to such Shareholder (including, for the avoidance of doubt, the execution of this Agreement on each Shareholder’s behalf), (c) to convene and conduct shareholders’ meetings of the Company (including participating and exercising voting rights attached to the Company Shares) in accordance with the governing documents of the Company and for the purpose of obtaining the requisite consent for the Share Exchange and (d) to support the transactions contemplated by the BCA and the other Transaction Documents (including by way of restrictions on the sale, disposition or transfer of the Company Shares held by such Shareholder).

NOW, THEREFORE, the Parties, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and each intending to be legally bound, hereby enter into this Agreement and agree as follows:

1.	Defined Terms

In this Agreement, any capitalized terms and any abbreviations used, but not defined in this Agreement, shall have the meaning as ascribed to them in the BCA as attached hereto.

2.	Undertakings of the Shareholders

2.1	Each Shareholder hereby irrevocably and unconditionally undertakes and agrees, subject to the restrictions set forth in Sections 2.2 and the condition precedent (aufschiebende Bedingung) set forth in Section 2.3 below, vis-à-vis TopCo (as a contract for benefit of a third party – Vertrag zugunsten Dritter) and Athena, and in each case to the extent legally possible and permissible

2.1.1	to fully support the Transactions and to implement the Transactions contemplated under and as set forth in the BCA and the other Transaction Documents in relation to which the Shareholders support or participation is required or appropriate, and in particular, without limitation, to

(a)	enter into, amend, restate and/or terminate any and all agreements as contemplated herein or therein and required, necessary or appropriate in this context;

(b)	make and accept any and all declarations (including approvals and waivers of any kind, including waiving rights of first refusal, options and similar rights) which are necessary or appropriate in this context;

(c)	if and when shareholders’ meetings of the Company or, following the Share Exchange, TopCo, are held, appear at such meetings and cause the Company Shares or TopCo Shares, respectively, to be counted as present thereat for the purpose of establishing a quorum;

(d)	participate in shareholders’ meetings of the Company or, following the Share Exchange, TopCo, and vote in favor of and pass any and all resolutions therein which are necessary or appropriate in this context, it being understood and agreed that, in particular, without limitation, such Shareholder shall participate in, vote in favor of and pass any and all resolutions with respect to the approval of the transfer of Company Shares to TopCo within the Share Exchange and the conversion of TopCo into a Dutch public limited liability company (naamloze vennootschap)´and an increase in authorized capital in the Company if necessary; and

(e)	do any and all other acts of any kind which are necessary or appropriate to implement the Business Combination, when requested by the Company;

2.1.2	to omit from taking any actions which (a) could be detrimental to, impede, interfere with, prohibit, delay, postpone or otherwise adversely affect the implementation or completion of the transactions contemplated by and as set forth in the BCA or the other Transaction Documents, including the Transactions, in particular, without limitation, (i) except for the Share Exchange, not to sell, transfer, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to (collectively, “Transfer”), or enter into any Contract or option with respect to the Transfer of, any of the Company Shares or other Equity Securities of the Company held by such Shareholder, whether acquired prior to, on or after the date hereof, (ii) not to exercise any transfer restriction under the Company Shareholder Agreement, (iii) not to withdraw (or request withdrawal) from this Agreement and (iv) not to enter into any voting agreement or voting trust, or grant a proxy or power of attorney, that is inconsistent with its obligations pursuant to this Agreement; (b) could result in the failure of any condition set forth in the BCA to be satisfied; or (c) could result in a breach of any undertaking, representation or warranty of such Shareholder contained in this Agreement;

2.1.1	to the extent not already duly executed and delivered, to duly execute (with a wet-ink signature) and deliver to the Company the Dutch PoA and to have the Dutch PoA notarized, apostilled and, as applicable, accompanied by a confirmation attached as an annex to the Dutch PoA in accordance with the instructions listed underneath the signature block to the Dutch PoA; and

2.1.2	to, in particular, contribute its Company Shares to TopCo in exchange for TopCo Shares and, if applicable, effect the Option Exercise for the exercise price set forth in the applicable option prior to the Exchange as contemplated by the BCA.

2.2	ND X B.V. and nd industrial investments B.V. undertake, to the extent required or helpful, to exercise their drag rights pursuant to Section 12 under the Company Shareholders Agreement.

2.3	The undertakings and agreements of a Shareholder set out above in Section 2.1 shall not constitute any funding or capital contribution obligation of such Shareholder.

2.4	For the avoidance of doubt, this Agreement shall be binding upon a Shareholder upon the execution of this Agreement by such Shareholder, the Company, Athena and TopCo; provided that the undertakings and agreements pursuant to Section 2.1 of such Shareholder shall be subject to the condition precedent (aufschiebende Bedingung) that the BCA is entered into by and among the Company, Athena, TopCo, and Merger Sub.

3.	Costs and Expenses

Except as otherwise provided for in this Agreement or by way of bilateral agreement among any of the parties of the Transactions (for the avoidance of doubt, with binding effect only for such parties), all costs, including fees and expenses, incurred in connection with the preparation, negotiation, execution and consummation of this Agreement or the transactions contemplated herein, including, without limitation, the costs of professional advisers, shall be borne by the Party that incurred such costs.

4.	No Assignment of Rights and Obligations

No rights and/or obligations under this Agreement can be transferred or assigned in whole or in part without the prior written consent of the other Parties. However, the transferring Party shall remain liable in addition to the entering Party for its obligations arising out of this Agreement.

5.	Term of this Agreement; Termination of Prior Agreements

5.1	This Agreement shall have effect as from the date hereof up to the earlier of (i) the expiry of the Termination Date as defined in the BCA (ii) the termination of the BCA in accordance with its terms or (iii) upon the consummation of all transactions contemplated under the BCA; a regular termination (ordentliche Kündigung) of this Agreement and any other right to leave the Agreement for any other reason shall be excluded to the extent legally possible.

5.2	The termination of this Agreement in accordance with Section 5.1 shall be without prejudice to any claims against a Shareholder in case of a breach of this Agreement by such Shareholder in any respect as of the time of such termination and, for the avoidance of doubt, the Company or TopCo, as applicable, and Athena shall, without limiting any other rights or remedies relating thereto, have the right to enforce such claims against such Shareholder notwithstanding such termination. Notwithstanding the foregoing or anything to the contrary herein, in no event shall Athena have any obligation or liability of any kind or to any person by reason of being party to or enforcing any of its rights under this Agreement.

6.	Confidentiality

Neither of the Shareholders, nor any of its respective affiliates, shall make any public announcement or issue any public communication regarding this Agreement or the BCA or the transactions contemplated hereby or thereby, or any matter related to the foregoing, without first obtaining the prior consent of Athena (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable law or legal process (including pursuant to the securities laws or the rules of any national securities exchange), in which case the applicable Party shall use commercially reasonable efforts to obtain such consent with respect to such announcement or communication from Athena prior to announcement or issuance.

7.	Termination of Certain Agreements

The Company and each of the Shareholders hereby acknowledge and agree that the Company Shareholder Agreement shall, contingent upon the approval of the requisite parties and the occurrence of the Closing, terminate and be of no force and effect effective immediately prior to the Effective Time, and each of the Shareholders hereby agrees to the waiver of any rights thereunder in connection with the transactions contemplated by the Merger Agreement.

8.	Standstill

From the date of this Agreement until the termination of this Agreement in accordance with Section 5, none of the Shareholders shall engage in any transaction involving the securities of SPAC without SPAC’s prior written consent (which consent shall not be unreasonably, withheld, conditioned, or delayed).

9.	Disclosure

Each Shareholder hereby authorizes the Company and SPAC to publish and disclose in any announcement or disclosure required by applicable securities Laws or the SEC or any other securities authorities or any other documents or communications provided by SPAC or the Company to any Governmental Authority or to securityholders of SPAC, such Shareholder’s identity and ownership of the Covered Securities, a copy of this Agreement, and the nature of such Shareholder’s obligations under this Agreement. Each Shareholder will promptly provide any information reasonably requested by SPAC or the Company for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the BCA (including filings with the SEC).

10.	Representations and Warranties; Liability

10.1	Each Shareholder hereby warrants as an individual debtor (als Einzelschuldner) and under exclusion of any joint and several liability (unter Ausschluss gesamtschuldnerischer Haftung) vis-à -vis TopCo (as a contract for benefit of a third party – Vertrag zugunsten Dritter) and Athena by way of an independent warranty that immediately prior to the consummation of the Share Exchange the following statements are true and accurate, in each case however solely with respect to it (and for the avoidance of doubt, not for any of the other Shareholders) and the Company Securities (defined below) held by it:

10.1.1	Ownership. Such Shareholder has (i) the sole and exclusive legal and beneficial ownership of, (ii) good and valid title to and (iii) with respect to the Company Shares, full and exclusive power to vote the Equity Securities (“Company Securities”), listed in Exhibit B, including the number of Company Shares set forth thereon. Its Company Shares have been fully paid in and not been repaid. Other than arising from this Agreement, the Company Shareholder Agreement, the BCA or the other Transaction Documents, (a) there are no agreements or arrangements of any kind, contingent or otherwise, to which such Shareholder is a party obligating such Shareholder to transfer or cause to be transferred to any person other than TopCo any of its Company Securities, (b) no person other than TopCo has any contractual or other right or obligation to purchase or otherwise acquire any of the Shareholder’s Company Securities, (c) such Shareholder is not a party to any voting trust, proxy or other agreement or arrangement with respect to the voting of such Shareholder’s Company Securities, (d) there are no security interests, liens, pledges or other encumbrances or third party rights on such Shareholder’s Company Securities, (e) such Shareholder’s Company Securities are not subject to any transfer restrictions or pre-emption or similar acquisition rights other than as provided for by the Company’s articles of association or this Agreement and (f) such Shareholder’s Company Securities are not subject to any trust agreements or sub-participations. As of the date hereof, except as set forth on Exhibit B and other than any Convertible Loan Agreements, such Shareholder does not hold any Equity Securities in the Company or its Subsidiaries.

10.1.2	No Insolvency. No petitions to commence bankruptcy or insolvency proceedings concerning such Shareholder have been filed, nor have any such proceedings been commenced. To such Shareholder’s best knowledge, no circumstances exist that would require a petition for any bankruptcy, insolvency or judicial composition proceedings, nor do any circumstances exist which according to any applicable bankruptcy, insolvency or creditor rights laws, would justify an action to void (Anfechtung) this Agreement.

10.1.3	Authority; Enforceability. Such Shareholder has full power and authority and is duly authorized to make, enter into and carry out the terms of this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by such Shareholder and constitutes a valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms.

10.1.4	No Spousal Consent. Such Shareholder does under applicable law not require the consent of its spouse to any of the contemplated Transactions.

10.1.5	No Violation. The execution, delivery and performance of this Agreement by such Shareholder will not (a) violate any provision of any law applicable to such Shareholder or any of its Company Shares; (b) violate any order, judgment or decree applicable to such Shareholder or any of its Company Securities; (c) result in the creation of any lien or encumbrance upon any of its Company Securities; or (d) conflict with, or result in a breach or default under, any agreement or instrument to which such Shareholder is a party or by which or any of its Company Securities are bound; except where, in each of the cases (a) through (d), such violation or conflict would not reasonably be expected to have, individually or in the aggregate, (i) a material impact on such Shareholder’s ownership of its Company Securities or (ii) a material adverse effect on the ability of such Shareholder to satisfy or perform any of such Shareholder’s covenants and obligations hereunder.

10.1.6	Consents and Approvals. The execution and delivery by such Shareholder of this Agreement does not, and the performance of such Shareholder’s covenants and obligations hereunder do not, require such Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any person or entity.

10.1.7	Litigation. There is no proceeding pending or threatened against such Shareholder or its Company Securities which has had or could reasonably be expected to have, individually or in the aggregate, (a) a material impact on such Shareholder’s ownership of its Company Securities or (b) a material adverse effect on the ability of such Shareholder to perform any of such Shareholder’s covenants and obligations hereunder.

10.2	Any and all obligations of a Shareholder under this Agreement shall be undertaken by such Shareholder solely as an individual debtor (als Einzelschuldner) and under exclusion of any joint and several liability (unter Ausschluss gesamtschuldnerischer Haftung) and solely with respect to the Company Shares held by such Shareholder.

10.3	A Shareholder’s liability for any and all claims of TopCo and Athena under or in connection with this Agreement shall be limited to an aggregate maximum amount of such Shareholder’s pro rata participation (based on the ratio of its participation in the share capital of the Company immediately prior to the Share Exchange) in the Company Equity Value.

10.4	The claims of TopCo and Athena under or in connection with this Section 10 shall become time-barred five (5) years after the date of this Agreement.

11.	Miscellaneous

11.1	This Agreement and its exhibits and the documents contemplated hereby and thereby comprise the entire agreement between all of the Parties concerning its subject matter and shall supersede all prior agreements, oral and written declarations of intent and other arrangements (whether binding or non-binding) made by the Parties in respect thereof, except for any further agreements entered into in connection with the Transaction.

11.2	Any notice or other declaration to be given to a Shareholder (i) in its position as a shareholder of the Company (e.g. invitations to shareholders’ meetings) or (ii) under this Agreement shall and may be sent to the correspondence address and/or e-mail address as set forth in Exhibit B. Each Shareholder shall be obliged to inform the Company in writing of any change of their respective correspondence address and/or e-mail address, as the case may be, without undue delay.

11.3	All exhibits to this Agreement shall form an integral part of this Agreement. In case of a conflict between any exhibit and the provisions of this Agreement, the provisions of this Agreement shall prevail.

11.4	The headings in this Agreement are inserted for convenience only and shall not affect the interpretation of this Agreement.

11.5	Amendments, additions or modifications to this Agreement, including this Section 11.5, shall be valid only if made in writing unless a stricter form is prescribed by mandatory law and, in each such case, shall require the prior written consent of Athena.

11.6	If any court of competent jurisdiction holds any provision of this Agreement invalid or unenforceable, the other provisions of this Agreement shall remain in full force and effect. The invalid or unenforceable provision shall be deemed to have been replaced by a valid, enforceable and fair provision which comes as close as possible to the intentions of the Parties hereto at the time of the conclusion of this Agreement. The same shall apply in case of any unintended gaps. It is the express intent of the Parties that the validity and enforceability of all other provisions of this Agreement shall be maintained and that this Section 11.6 shall not result in a reversal of the burden of proof but that Section 139 German Civil Code is hereby excluded in its entirety.

11.7	This Agreement and its interpretation and any non-contractual obligations in connection with it are subject to German substantive law. The UN Convention on Contracts for the International Sale of Goods (CISG) shall not apply.

11.8	English language terms used in this Agreement describe German legal concepts only and shall not be interpreted by reference to any meaning attributed to them in any jurisdiction other than Germany. Where a German term has been inserted in brackets and/or italics it alone (and not the English term to which it relates) shall be authoritative for the purpose of the interpretation of the relevant term whenever it is used in this Agreement.

11.9	Exclusive place of jurisdiction for all disputes regarding rights and duties under this Agreement, including its validity shall, to the extent legally permissible, be Aachen.

[Signature Page to Shareholder Undertaking]

Exhibit A
Business Combination Agreement

EX-A

Exhibit B
Shareholders

EX-B

Exhibit C

Convertible Loan Lenders

EX-C

Exhibit D
Form of Power of Attorney (German)

EX-D

Exhibit E
Form of Power of Attorney (Dutch)

EX-E